As filed with the Securities and Exchange Commission on December 17, 2014

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SONIC FOUNDRY, INC.

(Exact Name of Registrant as specified in its charter)

Maryland	39-1783372
(State of Incorporation)	(I.R.S. Employer Identification No.)

222 West Washington Avenue

Madison, WI 53703

(608) 443-1600

(Address, including zip code, and telephone number, including area code,

of Registrant’s principal executive offices)

2009 Sonic Foundry, Inc. Stock Incentive Plan

2008 Employee Stock Purchase Plan

(Full title of the Plans)

GARY R. WEIS

Chief Executive Officer

222 West Washington Avenue

Madison, WI 53703

(608) 443-1600

(Name, address, including zip code, and

telephone number, including area code,

of agent for service)

Copies to:

Frederick H. Kopko, Jr., Esq.

McBreen & Kopko

29 South LaSalle Street, Suite 850

Chicago, IL 60605

(312) 332-6405

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $.01 par value(1)	850,000	$6,919,000(2)	$803.99

(1)	All share and price amounts set forth herein reflect a one-for-ten reverse split of the Registrant’s common stock, effective November 16, 2009.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low sales price of $8.14 as reported on the NASDAQ Capital Market on December 5, 2014.

INTRODUCTION

This registration statement on Form S-8 is filed by Sonic Foundry, Inc., a Maryland corporation (“Sonic Foundry” or the “Company”) to register (i) 800,000 shares of its common stock issuable under the 2009 Stock Incentive Plan, and (ii) 50,000 shares of its common stock issuable under its 2008 Employee Stock Purchase Plan.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Sonic Foundry, Inc. filed a Form S-8 Registration Statement with the Securities and Exchange Commission (“SEC”) on June 11, 2008 (File No. 333-151601) covering the registration of 50,000 shares of Common Stock under the Company’s 2008 Employee Stock Purchase Plan (the “2008 Plan”). The Company filed a subsequent Form S-8 Registration Statement (File No. 333-159048) covering the registration of 400,000 shares of Common Stock under the Company’s 2009 Stock Incentive Plan on May 7, 2009 (the “2009 Plan”). The Company filed a subsequent Form S-8 Registration Statement (File No. 333-190787) covering the registration of 600,000 shares of Common Stock under the 2009 Plan and 50,000 shares of Common Stock under the 2008 Plan on August 23, 2013. Pursuant to General Instruction E of Form S-8 and Rule 429, this Registration Statement is being filed to register an additional 50,000 shares authorized under the 2008 Plan, and an additional 800,000 shares authorized under the 2009 Plan. The contents of the prior Registration Statements are incorporated herein by reference.

PART I

Pursuant to the note to Part 1 of Form S-8, the information required by Items 1 and 2 of Form S-8 is not filed as part of this registration statement.

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PART II

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC in the future and incorporate by reference will automatically update and may supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the sale of all the shares covered by this prospectus.

Our Current Report on Form 8-K filed on December 11, 2014;

Our Annual Report on Form 10-K for the year ended September 30, 2014;

Our definitive revised Proxy Statement dated January 31, 2014 for our 2014 Annual Meeting of Stockholders held March 6, 2014; and

The description of our common stock contained in our Exchange Act Registration Statement on Form 8-A, filed on April 20, 2000.

You may request free copies of these filings by writing or telephoning us at the following address: Investor Relations, 222 West Washington Avenue, Madison, WI 53703, Telephone (608) 443-1600.

Item 4. Description of Securities.

The description of the Company’s common stock to be offered pursuant to this Registration Statement has been incorporated by reference into this Registration Statement as described in Item 3 of this Part II.

Item 5. Interests of Named Experts and Counsel.

The legality of the issuance of the Shares offered in this prospectus will be passed upon for the Company by McBreen & Kopko, LLP Chicago, Illinois. Frederick H. Kopko, Jr., a member of that firm and a director of the Company, beneficially owns 28,627 shares of our Common Stock and has options to purchase 18,000 shares of our Common Stock.

Item 6. Indemnification of Directors and Officers.

Our articles of incorporation limit the liability of our directors, in their capacity as directors but not in their capacity as officers, to the fullest extent permitted by the Maryland General Corporation Law, or MGCL. Accordingly, pursuant to the terms of the MGCL as presently in effect, we may indemnify any director unless it is established that:

•	the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director actually received an improper personal benefit in money, property or services;

•	or in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

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In addition, our bylaws require us to indemnify each person who is or was a director or officer of ours to the fullest extent permitted by the laws of the State of Maryland in the event he is involved in legal proceedings by reason of the fact that he is or was a director or officer of ours, or is or was serving at our request as a director officer, partner or trustee of another corporation, partnership or other enterprise. We may also advance to such persons expenses incurred in defending a proceeding to which indemnification might apply, upon terms and conditions, if any, deemed appropriate by the Board of Directors upon receipt of an undertaking by or on behalf of such director or officer to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified as authorized by the laws of the State of Maryland. In addition, we carry director and officer liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document

4.1(1)	2008 Employee Stock Purchase Plan

4.2(2)	2009 Sonic Foundry, Inc. Stock Incentive Plan.

5.1(3)	Opinion of McBreen & Kopko.

23.1(3)	Consent of McBreen & Kopko (see Exhibit 5.1).

23.2(3)	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.3(3)	Consent of Baker Tilly Virchow Krause LLP, Independent Registered Public Accounting Firm.

24.1(3)	Power of Attorney (see page VI).

(1)	Filed as an exhibit to the Company’s Proxy Statement on Form 14A dated January 31, 2014 and hereby incorporated by reference.
(2)	Filed as an exhibit to the Company’s Proxy Statement on Form 14A dated January 31, 2014 and hereby incorporated by reference.
(3)	Filed herewith.

Item 9. Undertakings.

1.	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment in the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range my be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on December 17, 2014.

SONIC FOUNDRY, INC.

By:	/s/ Gary R. Weis,
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gary R. Weis and Kenneth A. Minor, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Gary R. Weis Gary R. Weis	Chief Executive Officer and Director	December 17, 2014

/s/ Mark D. Burish Mark D. Burish	Chairman and Director	December 17, 2014

/s/ Kenneth A. Minor Kenneth A. Minor	Chief Financial Officer and Secretary	December 17, 2014

/s/ Matthew G. Altenberger Matthew G. Altenberger	Vice President – Controller and Chief Accounting Officer	December 17, 2014

/s/ Frederick H. Kopko, Jr. Frederick H. Kopko, Jr.	Director	December 17, 2014

/s/ David C. Kleinman David C. Kleinman	Director	December 17, 2014

/s/ Brian T. Wiegand Brian T. Wiegand	Director	December 17, 2014

/s/ Paul S. Peercy Paul S. Peercy	Director	December 17, 2014

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Exhibit Index

4.1(1)	2008 Employee Stock Purchase Plan

4.2(2)	2009 Sonic Foundry, Inc. Stock Incentive Plan.

5.1(3)	Opinion of McBreen & Kopko.

23.1(3)	Consent of McBreen & Kopko (see Exhibit 5.1).

23.2(3)	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.3(3)	Consent of Baker Tilly Virchow Krause LLP, Independent Registered Public Accounting Firm

24.1(3)	Power of Attorney (see page VI).

(1)	Filed as an exhibit to the Company’s Proxy Statement on Form 14A dated January 31, 2014 and hereby incorporated by reference.
(2)	Filed as an exhibit to the Company’s Proxy Statement on Form 14A dated January 31, 2014 and hereby incorporated by reference.
(3)	Filed herewith.

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